UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2021

ZW Data Action Technologies Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34647	20-4672080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Room 1106, Xinghuo Keji Plaza, No. 2 Fengfu Road, Fengtai District, Beijing, PRC 100070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-60846616

No. 9 South Min Zhuang Road, Haidian District, Beijing, PRC 100195

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$0.001 Common Stock	CNET	Nasdaq Capital Market

Item 1.01.  Entry into a Material Definitive Agreement.

On February 16, 2021, ZW Data Action Technologies Inc. (the “Company”) and certain institutional investors (the “Investors”) entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 5,212,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) at a per share price of $3.59 or gross proceeds of approximately $18.7 million.

The Company also agreed to sell to the Investors, in a concurrent private placement, unregistered warrants to purchase up to an aggregate of 2,606,000 shares of Common Stock at an exercise price of $3.59 per share (the “Warrants”). The Warrants will expire three and one-half years from the issuance date of the Warrants. Pursuant to the terms of a registration rights agreement, the Company has agreed that within 30 days from the closing of the Closing Date under the Securities Purchase Agreement, the Company will file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Investors of the Warrant Shares and use commercially reasonable efforts to cause such registration to become effective no later than 75 days following the closing date of the offering and the placement provided the SEC does not review the registration statement or 110 days following the closing date of the offering and the placement in the event the SEC reviews the registration statement.

Net proceeds to the Company from the sale of the Shares and the placement of the Warrants, after deducting estimated offering expenses and placement agent fees, are expected to be approximately $17.1 million. The transaction is expected to close on or about February 18, 2021, subject to satisfaction of customary closing conditions.

The offering of the Shares is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-228061), which was declared effective by the Securities and Exchange Commission on August 3, 2020. With respect to the Warrants and the Placement Warrant (as defined below), the placement is being made pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

On February 16, 2021, the Company entered into a placement agency agreement with FT Global Capital, Inc., as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as placement agent on a best efforts basis in connection with the above offering and placement.  The Company has agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds from the sale of the Shares in this offering. The Company has also agreed to issue to the Placement Agent a warrant (the “Placement Warrant”) to purchase a number of shares of Common Stock equal to 7.0% of the aggregate number of shares of Common Stock sold in this offering, which warrant will have an exercise price of $4.4875 per share and will expire three and one-half years from the issuance date of the Placement Warrants. The Company also agreed to reimburse the Placement Agent up to $30,000 for travel, due diligence or related expenses, and an additional $30,000 for legal expenses.

A copy of the Placement Agent Agreement, form of securities purchase agreement, form of Warrant, form of Placement Warrant and form of registration rights agreement are attached hereto as Exhibits 10.1, 10.2, 4.1, 4.2 and 4.3, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Placement Agency Agreement, securities purchase agreement and the warrants and Placement Warrant are subject to, and qualified in their entirety by, such documents.

On February 16, 2021, the Company issued a press release announcing the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01 with respect to the Warrants and the Placement Warrant is incorporated herein by reference. The Warrants and the Placement Warrant are begin issued in reliance on Section 4 (2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

4.2	Form of Placement Warrant

4.3	Form of Registration Rights Agreement

5.1	Opinion of Loeb & Loeb LLP

10.1	Placement Agency Agreement dated February 16, 2021

10.2	Form of Securities Purchase Agreement.

23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

99.1	Press Release dated February 16, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2021	ZW Data Action Technologies Inc.

	By:	/s/ Handong Cheng
		Name:	Handong Cheng
		Title:	Chief Executive Officer and President